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FOR IMMEDIATE RELEASE
Tuesday, April 1, 2008

Media General Issues Text of Remarks Delivered Today by Marshall N. Morton at Gabelli & Company Investor Meeting

RICHMOND, Va. – Media General (NYSE: MEG) released the prepared remarks delivered today by Marshall N. Morton, the company’s president and chief executive officer, at an investor meeting hosted by Gabelli & Company in New York City. The meeting was arranged and moderated by Mario J. Gabelli, chief investment officer of GAMCO Investors, Inc., to discuss the current effort by a dissident stockholder, hedge fund Harbinger Capital Partners, to elect its slate of three candidates to Media General’s Board of Directors.

The following is the full text of Mr. Morton’s remarks:

Thanks, Mario, and good afternoon, everyone. I’m happy Mario set this up today, and I’m delighted to speak directly to so many of you about Media General. It’s great to see so many familiar faces in the crowd. And, I’m looking forward to hearing what Joe Cleverdon has to say this afternoon.

As many of you know, we spend a lot of time meeting and talking with our investors to find out what’s on their minds – your thoughts add dimension to our thinking. I believe we have a strong story to tell about what we’re doing, how we’re doing it – and why we’re doing it. I think we have the right strategic focus and the right tools to succeed.

And, that’s where I’d like to start this afternoon. You already know what we own, but what I’d like to do is step back a bit from there and talk first about why we’re in business – and why there’s current, and long-term, value in what we do.

We’ve been saying for years now that we’re not just a newspaper company, not just a broadcast company and not just an Internet company. We’re also not a podcast company or a cell phone company. Those are distribution platforms; they’re different pathways to consumers.

What we are is a content company – and, more specifically – a local content company. But it’s really more than that: we are audience aggregators. The way we make money is by connecting advertisers to local audiences. We have research-based relationships with consumers in each of our individual markets. Consumers value our information, including those advertising messages by the way.

When people want information about their communities – whether that’s news, weather, general information, entertainment information or, particularly this year, political information – we want them to think of and turn to the Media General brands in their markets. If we’re doing our jobs right, we are “local” in each of our communities.

One market we’ll talk a lot about today is Tampa. Tampa (including St. Petersburg and the 10 counties around those cities) is the 13th largest DMA in the country, and it’s the largest market in Florida. It has a population of more than 4.2 million people and nearly 1.8 million households. And, every week, we reach nearly 80% of that Tampa market with our information. No competitor or peer even comes close to that.

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We do this by using many different platforms to distribute high-quality local content (when I say “high quality,” that’s personal short-hand for “timely, objective and useful”). Our platforms include The Tampa Tribune; WFLA-TV (the #1 news station in the market); our Internet portal, TBO.com; and other daily and weekly newspapers in the same market. It also includes a Spanish-language newspaper and webcast, local television shows, niche newspaper and magazine products, and information packages sent to cell phones and podcasts.

The point here is that, as technology has evolved, audiences have become more and more platform-demanding, and we have had to become increasingly platform indifferent—we give it to the consumer the way they want it: some may want to read a newspaper over breakfast, but they also want continuing access to what we offer during the rest of the day, whether they’re walking, driving, sitting at their desks at work or traveling. We can give them that, and do so with branded, trusted, differentiated and value-added information compiled by editors, reporters and other information professionals who understand, importantly, that every platform is different and may require a different presentation to work well and be relevant for the consumer at that particular place and time.

Now, everyone who’s followed us knows that we’ve gotten hammered over this past year in the Tampa market because of the real-estate induced recession that continues to deepen across Florida – and a number of other key growth markets across the country. If anyone wishes, I’m happy to talk about what we’re doing specifically in Tampa to address these conditions. But the point I want to make is that Tampa has historically been a terrific market for us, and it will be again – in part because we’ll make it so.

In the meantime, though, we’ve applied the lessons we’ve learned in Tampa in all of our other, mostly southeastern, markets. So, the “audience aggregator” point carries across all markets, the need for a multiplicity of tools carries across all markets, and the value of trusted, high-quality local news and information carries across all markets.

Our smaller markets also tend to be kinder to newspapers, so it’s still not unusual to see a profit margin of 20% or more at our smaller market newspapers. This performance says that the demand for local information continues to be strong, and it is saying that we need to be flexible in our approach, local market by local market. And we are.

Another widely recognized and important fact is that we are an industry in transition. I think Media General has done a better job than most in recognizing that early, in adopting a successful Web-first approach – and in recognizing the value of brands and of building a differentiating “sense of community” for our Web products. That valuable “sense of community” is one of the key lessons we learned early-on with our Boxerjam games, with our Blockdot acquisition and, now, with the DealTaker acquisition that we completed yesterday. Ease of entry is – well, easy – on the Web. We believe that consistent, timely and high-quality, branded local information, and hyper-local information, is a value differentiator on the Web – but so is the development of a sense of community among users. And we’re working on that. We get it.

Now, I said we are first and foremost audience aggregators in what we deliver for our advertisers. But our growing Web audiences also let us differentiate among consumers based on demographic, geographic or psychographic points in common – or on the basis of virtually any other community of interest we, or an advertiser, cares to imagine. We’re not completely there yet, but we’re on our way. We are a research-driven company, and we know that we need to know our local audiences better than anyone.

Now, I’ll be interested to hear how Mr. Cleverdon sees the future and what new and different ways Harbinger proposes to “unlock value” at Media General. We’ve asked, but he hasn’t told us yet. And that’s what’s really at stake here today: what is it that Harbinger brings to the table that’s so important that we should unseat three valuable, knowledgeable and committed Directors and substitute three Harbinger nominees that frankly, in our view, cannot hold a candle to the current Board.

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The current Media General directors are seasoned business executives whose well-informed perspectives are extremely useful to our deliberations. These three directors, whom Harbinger would like to unseat, include a long-time and highly successful investment banker, a renowned economist, and a nationally recognized expert in first amendment and other media issues. Two of these directors have extensive media experience as print columnists and broadcast commentators. Several of our directors have extensive professional experience in the capital markets. The composition of the board is constantly refreshing itself and bringing new perspectives and new ideas. Some members of the board have served for many years while others have served only a couple of years. I can assure you they are an actively engaged and questioning group.

You each have on your chair our Proxy Statement and our March 19th letter to stockholders, which compare and contrast the qualifications of the Harbinger nominees to those of our current Class A Directors. As you leave here today and are deciding how to vote, I ask that you please spend some time thinking about the quality of the competing slates – and about the future of this company. In our view, it would be extremely unfortunate if the Media General Board was denied – and if you, its shareholders, were denied – access to the perspective and vision of three of our most dedicated and experienced and valuable Directors. Whatever you think about what’s happened to our stock price over the past year or two – and believe me, we are as unhappy about that as you are – I urge you to vote “for” the Board’s nominees, and not to vote for the Harbinger slate.

We do know a few things already about Harbinger’s position. Harbinger’s proxy statement says that it thinks we’ve “lost strategic, operational and geographic focus.” That’s a quote – and in making that charge, Harbinger mostly points to acquisitions we made years ago. And, since those acquisitions were years ago, Harbinger simply can’t square that statement with the reason it gave for investing in Media General just this past summer. Last summer, Harbinger said that it thought Media General was an “attractive investment.” (That’s another direct quote.)

Those two statements just don’t add up. So, is there in fact something else going on here? We think so. Perhaps Mr. Cleverdon will tell us today.

One thing Harbinger has criticized is our 2006 NBC acquisition. And, Mario, I know from our conversations that you believe we paid too much for those four stations. We’ve detailed the valuations – the price we paid – in the shareholder letter that’s on your chairs, and you can see that there. I’m also happy to answer any questions about the NBC deal that any of you may have. In short, though, we don’t think we overpaid, and we’re glad to have those stations. We think we traded up in a meaningful way for stockholders. Here’s an example. Those four stations – in Raleigh, Birmingham, Providence and Columbus, Ohio – came to us just in time for the 2006 election cycle, and they – particularly the Providence and Columbus stations – helped our Broadcast Division generate a cash flow margin of 40.5% in the fourth quarter of 2006.

In 2008 so far, 24% of all our political revenues have come from those same four NBC stations. (The denominator on that is the 18 stations we expect to own at the end of the year.) Will we once again produce 40% Broadcast margins in the fourth quarter of 2008? Well, it’s obviously too early to tell. But it’s entirely possible. And we’re working hard for a repeat performance.

This group knows Media General, and to many of you what I’ve said this afternoon will have sounded familiar. It is familiar. It’s also consistent. And it’s right in line with our mission statement and our corporate values. I’ll want to talk about our stock price in a minute, but the take-away on overall strategy is that we’re very comfortable with where we are strategically and operationally – and so is our Board of Directors. We’ve been at this for a long time and, no question, many things have changed. But we do have a long-term perspective, and we believe we’re headed in the right direction, with the right strategy and the right tools to out-perform the rest of our industry.

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In this, our A/B stock structure ought to be viewed as an asset. It was originally designed to protect the editorial integrity of our products. But it also gives us the ability to remain focused on the long term, and not – and this is important – not succumb to financial engineering devices or trendy plans, if that’s what Harbinger has developed since last summer, when they said they liked us, and this afternoon – when I guess we’ll finally hear why they don’t.

The things I’ve talked about this afternoon are the carefully considered product of all of our experience – and I will say this – all of our expertise – about the best way to approach the development and delivery of local news and information to local markets and the aggregation of local customers for advertisers.

I’ll also add that our A/B stock structure means that, no matter what happens with the vote at our Annual Meeting, we’re not going suddenly to change course and become a different company. That doesn’t mean we don’t look for and listen to new ideas. We do. I said at the top of my talk that we love listening to investors and hearing what’s on their minds. We do listen and when we hear good ideas, we’re not in the least embarrassed to use them. That’s one of the duties we owe to you.

I’d like to note here that our particular A/B stock structure also means that the interests of all of our stockholders in our operating results are identically aligned. All of our stock is valued the same. The B shares do not carry and cannot receive a “control premium.” All of our shares pay the same dividends, and so all rise or fall equally based on our operating results – and based on how the markets value companies in our industry.

On that front – the way the markets are valuing the companies in our industry – you know, because you follow us closely, that our stock performance has been in the middle of the pack. The performance of “the pack,” of course isn’t what any of us would like. But, relative to our peer companies, we also like our strategy, and we also particularly like the number of different tools we’ve assembled and, so, that are available to us to develop and deliver local news and information to local markets.

There isn’t any question that media companies are currently out of favor on The Street. Media General gets painted with the same brush as the rest. People are concerned, more than anything, about the effect of the Internet on advertising budgets and the need for consumers to subscribe to a newspaper, or buy it at a newsstand, in order to have access to local news and information, including advertisers’ messages, and including classified ads. Well, that model has shifted, and I think we’ve now mostly taken our hits on that. But, importantly, we believe that the “audience aggregation” model remains very solid, and we think we’re gaining additionally on our ability to deliver segments of our local markets to advertisers, precisely because of the new opportunities presented by the Internet and the ease of entry for new products that goes with it.

Turning to our 2008 performance, I’ve mentioned the Florida recession that continues to affect our overall results. The impact of Florida’s economy on our Tampa operations is the main reason for our projected first-quarter loss.

It’s important that we, as financial stewards, manage our costs to reflect a changed media environment. As we announced in February, the Publishing Division expects to achieve an additional $10 million in expense reductions in 2008, mostly from initiatives to further reduce newsprint consumption as well as lower discretionary and compensation costs. We are also acting now on an additional $15-18 million in performance improvements across the board, which should put us back on

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course to achieve our original budget goal for the year. In addition, and this isn’t news for some of you, our ongoing portfolio review identified several non-core or underperforming assets for divestiture. Yesterday’s sale of SP Newsprint was a part of that initiative; we’ve signed agreements for the sale of three TV stations, the other 2 are progressing and all together the asset sales should produce about $100 million for debt reduction this year. By the end of the year, with all deals complete and taxes paid, we should be at about $770 million in debt outstanding.

So as you leave here today, I hope you’ll take with you the message that we are disciplined. That’s important, and you need to know it. But as you also keep your eye, most importantly, on what’s to come, we hope you’ll agree that the three gentlemen on the white proxy cards you’ve received are the best candidates to have on our Board and to help guide Media General into what we think is a bright and information-needy future.

We are, indeed, an industry in transition. And sometimes the industry is its own worst enemy, with all of the hand-wringing and dwelling on “what was.” What we and, I believe, what our shareholders need to do now is look forward and see who’s best positioned to deliver the future. And in this particular context, what you and we need are the three outstanding Directors we’ve asked you to vote for – all successful business owners or managers in their own right — and not the three less-experienced, less-accomplished, less-valuable candidates Harbinger has proposed.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

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